REAFFIRMATION AND RATIFICATION AGREEMENT

This REAFFIRMATION AND RATIFICATION AGREEMENT, dated as of April 25, 2014 (this “Agreement”), by and between YA GLOBAL INVESTMENTS, L.P., a Cayman Islands exempt limited partnership (hereinafter, the “Investor”), and NEOMEDIA TECHNOLOGIES, INC., a Delaware corporation (the “Company”).

WHEREAS, Reference is made to certain financing arrangements entered into by and between the Company and certain of its former and/or current subsidiaries (collectively, the “Obligors”) and the Investor, evidenced by, among other things, the documents, instruments, and agreements listed on Exhibit X attached hereto and incorporated herein by reference (collectively, together with all other documents, instruments, and agreements executed in connection therewith or related thereto, the “Financing Documents”).

WHEREAS, the Investor has agreed to reduce the outstanding debt owed to the Investor by $5,000,000.00, reducing the principal amounts of the outstanding Debentures (as hereinafter defined) as of April 1, 2014, and the Investor is willing to do so, provided, among other things, the Company enters into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Acknowledgement of Indebtedness

1. The Company hereby acknowledges and agrees that as of April 1, 2014, (i) it is liable to the Investor as follows (all amounts in USD) pursuant to these outstanding debentures (the “Debentures”):

Outstanding Debenture	Issue Date	Outstanding Principal (prior to Agreement)	Allocation of Reduced Debt	New Outstanding Principal Amount (April 1, 2014)
NEOM-42	7/1/13	$4,536,923	-	$4,536,923
NEOM-43	7/1/13	$1,368,840	$(232,635)	$1,136,205
NEOM-44	7/1/13	$767,365	$(767,365)	-
NEOM-45	7/1/13	$17,547,522	-	$17,547,522
NEOM-46	7/1/13	$6,132,262	$(141,258)	$5,991,004
NEOM-47	7/1/13	$3,858,742	$(3,858,742)	-
	TOTAL	$34,211,654	$(5,000,000)	$29,211,654

(ii) For all interest accruing from and after April 1, 2014 due under the Debentures, and for all fees, late charges, redemption premiums, liquidated damages, costs, expenses, and costs of collection (including attorneys’ fees and expenses) and other amounts, heretofore or hereafter accrued or coming due or incurred by the Investor in connection with the protection, preservation, or enforcement of its rights and remedies under the Debentures and all documents, instruments, and agreements executed in connection therewith or related thereto the Financing Documents, (including, without limitation, the preparation and negotiation of this Agreement).

Hereinafter all amounts due as set forth in this Section 1, and all amounts payable under this Agreement and the Financing Documents, shall be referred to collectively as the “Obligations.”

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Waiver of Claims

2.              The Company along with the Obligors, for itself and on behalf of its former and/or current subsidiaries that are party to any of the Financing Documents hereby acknowledges and agrees that none of the Obligors have any offsets, defenses, claims, or counterclaims against the Investor, its general partner, and its investment manager, and each of their respective agents, servants, attorneys, advisors, officers, directors, employees, affiliates, partners, members, managers, predecessors, successors, and assigns (singly and collectively, as the “Released Parties”), with respect to the Obligations, the Financing Documents, the transactions set forth or otherwise contemplated in this Agreement, or otherwise, and that if the Obligors now have, or ever did have, any offsets, defenses, claims, or counterclaims against any of the Released Parties, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Agreement, all of them are hereby expressly WAIVED, and the Obligors each hereby RELEASE each of the Released Parties from any and all liability therefor.

Reaffirmation and Ratification

2.	The Company:

(a)               Hereby ratifies, confirms, and reaffirms all and singular the terms and conditions of the Financing Documents and acknowledges and agrees that the Financing Documents remain in full force and effect in accordance with their terms;

(b)               Hereby ratifies, confirms, and reaffirms that (i) the obligations secured by the Financing Documents include, without limitation, the Obligations, and any future modifications, amendments, substitutions or renewals thereof, (ii) all collateral, whether now existing or hereafter acquired, granted to the Investor pursuant to the Financing Documents or otherwise shall secure all of the Obligations until full and final payment of the Obligations, and (iii) the occurrence of a default and/or “Event of Default" under any Financing Document shall constitute an Event of Default under all of the Financing Documents, it being the express intent of the Company that all of the Obligations be fully cross-collateralized and cross-defaulted. Without limiting the foregoing, and for the avoidance of doubt, in order to secure all debts, liabilities, obligations, covenants and duties owing by the Company to the Investor, whether now existing or hereafter arising, including, without limitation, the Obligations, the Company hereby grants the Investor a security interest in all of its assets, whether now existing or hereafter acquired, including, without limitation, all accounts, inventory, goods, equipment, software and computer programs, securities, investment property, equity interests in any of the Company’s subsidiaries, financial assets, deposit accounts, chattel paper, electronic chattel paper, instruments, documents, letter-of-credit rights, health-care-insurance receivables, supporting obligations, notes secured by real estate, commercial tort claims, and general intangibles, including payment intangibles, and all products and proceeds of the foregoing; and

(c)              Shall, from and after the execution of this Agreement, execute and deliver to the Investor whatever additional documents, instruments, and agreements that the Investor may reasonably require in order to correct any document deficiencies, or to vest or perfect the Financing Documents and the collateral granted therein or herein more securely in the Investor and/or to otherwise give effect to the terms and conditions of this Agreement, and hereby authorizes the Investor to file any financing statements (including financing statements with a generic description of the collateral such as “all assets”), and take any other normal and customary steps, the Investor deems necessary to perfect or evidence the Investor’s security interests and liens in any such collateral. This Agreement constitutes an authenticated record.

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Miscellaneous

(a)              Nothing contained in this Agreement shall be construed or interpreted or is intended as a waiver of any default and/or Event of Default or of any rights, powers, privileges or remedies that the Investor has or may have under the Financing Documents or applicable law on account of any such default and/or Event of Default.

(b)              Each party has full power, right and authority to enter into and perform its obligations under this Agreement, and this Agreement has been duly executed and delivered by each such party, constitutes the valid and binding obligation of each such party, and is enforceability against each such party in accordance with its terms.

(c)              This Agreement shall be governed by and construed in accordance with the laws of the state of New Jersey, without giving effect to the conflict of laws principles thereof.

(d)              This Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

(e)              This Agreement shall be binding upon and enforceable by, and inure to the benefit of, the parties hereto and their respective successors and assigns.

(f)              Any determination that any provision or application of this Agreement is invalid, illegal, or unenforceable in any respect, or in any instance, shall not affect the validity, legality, or enforceability of any such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Reaffirmation and Ratification Agreement to be duly executed as of date first above written.

COMPANY:
NEOMEDIA TECHNOLOGIES, INC.

By:	/s/ Laura A. Marriott
Name:	Laura A. Marriott
Title:	Chief Executive Officer

INVESTOR:
YA GLOBAL INVESTMENTS, L.P.
By:	Yorkville Advisors, LLC
its Investment Manager

By:	/s/ Mark Angelo
Name:	Mark Angelo
Title:	Managing Member

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